SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

AGENUS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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AGENUS INC.

3 Forbes Road

Lexington, MA 92421

ADDITIONAL MATERIALS

RELATING TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 14, 2016

On April 28, 2016, Agenus Inc. (the “Company”) filed its proxy statement relating to its 2016 Annual Meeting of Stockholders (the “Proxy Statement”) with the Securities and Exchange Commission, and made the Proxy Statement available on the Internet on that same day. Subsequent to that date, and as described below, the Board of Directors (the “Board”) of the Company elected Ulf Wiinberg to the Board. These additional materials have been prepared to provide stockholders with information regarding the Company’s new director that would have been included in the Proxy Statement had Mr. Wiinberg been appointed prior to the filing of the Proxy Statement. You are not being asked to vote for or ratify the appointment of Mr. Wiinberg at the upcoming Annual Meeting, as the Class III directors are not being elected by Company stockholders at this meeting. These additional materials are being provided solely for informational purposes.

Appointment of New Director

On May 17, 2016, the Company elected Ulf Wiinberg to the Board. Mr. Wiinberg was elected as a Class III director and will serve until the Company’s annual meeting of stockholders in 2018 or until his successor is duly elected and qualified.

Mr. Wiinberg joins the board with almost 20 years of senior leadership experience, most recently serving as Chief Executive Officer of H. Lundbeck A/S (“Lundbeck”) from June 2008 to December 2014. Lundbeck is a global pharmaceutical company developing and marketing treatments for psychiatric and neurological disorders. Mr. Wiinberg previously served on the boards of several healthcare industry associations and held multiple executive roles at Wyeth, one of the world’s largest research-driven pharmaceutical companies that was acquired by Pfizer in 2009. His roles at Wyeth, spanning 27 years, included President of Wyeth Europe, Africa and Middle East, in addition to President of Consumer Healthcare, Managing Director of Wyeth UK and various commercial positions. Mr. Wiinberg currently serves as Chairman of the Board for both Avillion LLP, a London-based drug development company focused on co-development and financing of late-stage pharmaceutical candidates, and Hansa Medical AB (HMED.ST), a Swedish biopharmaceutical company focusing on novel immunomodulatory enzymes. In addition, Mr. Wiinberg also serves on the boards of each of UCB SA (UCB:EN Brussels), a global biopharmaceutical company based in Brussels, Belgium, Alfa Laval AB (ALFA:Stockholm), a Swedish industrial company, and Nestle Health Science. The Board believes that Mr. Wiinberg is qualified to serve as a director based on his broad experience in the biotech, pharmaceutical and healthcare industries.

In connection with his election to the Board, Mr. Wiinberg was granted an option to purchase 45,000 shares of the Company’s common stock pursuant to the Company 2009 Equity Incentive Plan, as amended. The option has a per-share exercise price equal to the closing price of the Company’s common stock on the NASDAQ Capital Market on the date of grant and a 10-year term, and it vest over three years in equal annual installments (provided Mr. Wiinberg maintains a service relationship with the Company through each such vesting date).

As a non-employee director, Mr. Wiinberg will receive cash and additional equity compensation paid by the Company pursuant to its non-employee director compensation program. There are no arrangements or understandings between Mr. Wiinberg and any other person pursuant to which Mr. Wiinberg was selected as a director, and there are no transactions between Mr. Wiinberg and the Company that would require disclosure under Item 404(a) of Regulation S-K.